U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[x]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Holdings Reported

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1.   Name and Address of Reporting Person*

Luciano                         Daniel                  H

(Last)                            (First)              (Middle)

242A West Valley Brook Road

(Street)

Califon,                           NJ                   07830

(City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

12/31/01

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

N/A

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4.   Issuer Name and Ticker or Trading Symbol

Airtrax, Inc.

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5.   Relationship of Reporting Person to Issuer

     (Check all applicable)

     [_]  Director                                      [  ]  10% Owner

     [_]  Officer (give title below)           [*]  Other (specify below)

Former Director

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [*]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned

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                                                                                                                                        5.                        6.

                                                                                     4.                                               Amount of           Owner-

                                                                                    Securities Acquired (A) or         Securities            ship

                                                           3.                      Disposed of (D)                          Beneficially         Form:            7.

                                                           Transaction      (Instr. 3, 4 and 5)                        Owned at             Direct           Nature of

                                    2.                      Code               ------------------------                   Issuer’s Fiscal      (D) or           Indirect

1.                                 Transaction      (Instr. 8)                      (A)                                 Year End              Indirect        Beneficial

Title of Security          Date                 ------------       Amount or Price                         (Instr. 3 and          (I)                Ownership

(Instr. 3)                     (mm/dd/yy)       Code   V                     (D)                                  Instr. 4)                (Instr. 4)      (Instr. 4)

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common stock             4/01                    P                5,000 shs/$0.50 per share*            52,518                        D

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned

         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                                                                                       9.

                                                                                                                                                                                       Number       10.

                                                                           5.                                                    7.                                                   of                 Ownership

                                                                          Number of                                      Title and Amount                          Derivative    form

                       2.                                                 Derivative        6.                           of Underlying                  8.           Securities     of-

                      Conver-                         4.            Securities        Date                       Securities                         Price      Bene-           Derivative        11.

                      sion            3.                Trans-    Acquired (A)    Exercisable and     (Instr. 3 and 4)                 of          ficially          Security          Nature

                      or                Trans-        action     or Disposed      Expiration Date     ---------------------             Deriv-   Owned         Direct              of

1.                   Exercise      action         Code      of (D)               (Month/Day/Year)                    Amount        ative      at End           (D) or             Indirect

Title of          Price           Date           (Instr.     (Instr. 3,             ---------------------                      or                 Secur-    of                 Indirect          Beneficial

Derivative      of              (Month/        8)          4 and 5)           Date           Expira-                    Number         ity          Month          (I)                  Ownership

Security         Derivative  Day/          ---------    ------------        Exer-          tion                          of                  (Instr.     (Instr.          (Instr.             Instr.

(Instr. 3)        Security      Year)        Code V     (A)   (D)         cisable        Date       Title          Shares             5)         4)                4)                    4)

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Explanation of Responses:

* The 5,000 shares represented the exercise of director options exercisable at $0.50 per share, and were acquired for services.

/s/ Daniel H. Luciano                                          3/21/02

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   **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal

     Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.

      If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)